SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                               Nortel Inversora SA
             ------------------------------------------------------
                                (Name of Issuer)


                            Class B Preferred Shares
             ------------------------------------------------------
                         (Title of Class of Securities)


                                    656567401
             ------------------------------------------------------
                                 (CUSIP NUMBER)


                                December 14, 2004
             ------------------------------------------------------
             (Date of event which requires filing of this statement)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

[ ]  Rule 13d-1(b)

[X] Rule 13d-1(c)

[ ]  Rule 13d-1(d)


The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the notes).

                               Page 1 of 13 Pages

CUSIP No. 656567401                   3G                    Page 2 of 13 Pages


-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            D.B. Zwirn & Co, L.P.
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            0
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                     [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
            0%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            PN
-----------------------------------------------------------------------


                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 656567401                   3G                    Page 2 of 13 Pages

-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE
            PERSONS

            HCM/Z Special Opportunities LLC
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands, British West Indies
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       ___________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            0
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                     [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            0%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            OO
-----------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 656567401                   3G                    Page 3 of 13 Pages


-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            D.B. Zwirn Special Opportunities Fund, Ltd.
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands, British West Indies
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       ___________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            0
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                     [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            0%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            CO
-----------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 656567401                   3G                    Page 5 of 13 Pages


-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            DBZ GP, LLC
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       ___________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            0
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                     [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            0%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            OO
-----------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 656567401                   3G                    Page 6 of 13 Pages


-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Zwirn Holdings, LLC
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       ___________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            0
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                     [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
            0%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            OO
-----------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 656567401                   3G                    Page 7 of 13 Pages


-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Daniel B. Zwirn
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       ___________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            0
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                     [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            0%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            IN
-----------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 656567401                   3G                    Page 8 of 13 Pages


Item 1.

(a)  Name of Issuer

        Nortel Inversora S.A. (the "Issuer")

(b) Address of Issuer's Principal Executive Offices:

        Alicia Moreau de Justo 50, Piso 11
        Buenos Aires, Argentina

Item 2(a).  Name of Person Filing
Item 2(b).  Address of Principal Business Office
Item 2(c).  Citizenship

        D.B. Zwirn & Co, L.P. 745 Fifth Avenue, 18th Floor New York, NY 10151
        Citizenship: State of Delaware

        HCM/Z Special Opportunities LLC
        P.O. Box 30554
        Seven Mile Beach
        Grand Cayman, Cayman Islands
        British West Indies
        Citizenship:   Cayman Islands, British West Indies

        D.B.Zwirn Special Opportunities Fund, Ltd.
        c/o Goldman Sachs (Cayman) Trust, Limited
        P.O. Box 896 George Town
        Harbour Centre, 2nd Floor
        Grand Cayman, Cayman Islands
        British West Indies
        Citizenship:   Cayman Islands, British West Indies

        DBZ GP, LLC
        c/o D.B. Zwirn & Co., L.P.
        745 Fifth Avenue, 18th Floor
        New York, NY 10151
        Citizenship:   State of Delaware

        Zwirn Holdings, LLC
        c/o D.B. Zwirn & Co., L.P.
        745 Fifth Avenue, 18th Floor
        New York, NY 10151
        Citizenship:   State of Delaware

        Daniel B. Zwirn
        c/o D.B. Zwirn & Co., L.P.
        745 Fifth Avenue, 18th Floor
        New York, NY 10151
        Citizenship:   United States

(d)  Title of Class of Securities

      Class B Preferred Shares ("B Shares")

CUSIP No. 656567401                   3G                    Page 9 of 13 Pages


(e)  CUSIP Number

      656567401

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

(a) [ ] Broker or dealer registered under Section 15 of the Act (15 U.S.C.
        78c).

(b) [ ] Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c).

(c) [ ] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).

(d) [ ] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e) [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

(f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

(g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

(h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box. [x]

Item 4. Ownership

(a)  Amount Beneficially Owned

        As of the date hereof, the Reporting Persons do not beneficially own any B Shares. However, on December 14, 2004, the Reporting Persons may have been deemed the beneficial owner 2,687,467 American Depositary Shares ("B Share ADSs"), each representing 0.05 B Shares which brought our aggregate holdings to 2,687,467 B Share ADSs representing 134,373.35 B Shares, which represented 9.138% of the outstanding B Shares based on 1,470,455 B Shares of the Issuer outstanding as of December 15, 2004, as reported on Bloomberg.

        D.B. Zwirn & Co., L.P. is the trading manager of each of D.B. Zwirn Special Opportunities Fund, Ltd. and HCM/Z Special Opportunities LLC and consequently has voting control and investment discretion over the securities held by each of D.B. Zwirn Special Opportunities Fund, Ltd. and HCM/Z Special Opportunities LLC. Daniel B. Zwirn is the managing member of and thereby controls Zwirn Holdings, LLC, which in turn is the managing member of and thereby controls DBZ GP, LLC, which in turn is the general partner of and thereby controls D.B. Zwirn & Co., L.P.

        The foregoing should not be construed in and of itself as an admission by any Reporting Person as to beneficial ownership of B Shares owned by another Reporting Person.

CUSIP No. 656567401                   3G                    Page 10 of 13 Pages


(b)  Percent of Class

        0%

(c)  Number of shares as to which such person has:

        (i)  Sole power to vote or to direct the vote:

             -0-

        (ii) Shared power to vote or to direct the vote

             -0-

        (iii) Sole power to dispose or to direct the disposition of

              -0-

        (iv)  Shared power to dispose or to direct the disposition of

              -0-

Item 5.  Ownership of Five Percent or Less of a Class

         If this Statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [x].

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

        Not applicable.

Item 8.  Identification and Classification of Members of the Group

        See Exhibit I.

Item 9.  Notice of Dissolution of Group

        Not applicable

Item 10. Certification

By signing below each of the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


CUSIP No. 656567401                   3G                    Page 11 of 13 Pages


Exhibits:

Exhibit I: Joint Filing Agreement, dated as of April 4, 2005, by and among D.B. Zwirn & Co, L.P., HCM/Z Special Opportunities LLC, D.B. Zwirn Special Opportunities Fund, Ltd., DBZ GP, LLC, Zwirn Holdings, LLC and Daniel B. Zwirn

CUSIP No. 656567401                   3G                    Page 12 of 13 Pages


                                    SIGNATURE

After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information with respect to it set forth in this statement is true, complete, and correct.

Dated: April 4, 2005

D.B. ZWIRN & CO., L.P.                   HCM/Z Special Opportunities LLC
By: DBZ GP, LLC,                         By: D.B.Zwirn & Co., L.P.
    its General Partner                  By: DBZ GP, LLC,
By: Zwirn Holdings, LLC,                     its General Partner
    its Managing Member                  By: Zwirn Holdings, LLC,
                                             its Managing Member
By: /s/ Daniel B. Zwirn
    -----------------------------        By: /s/ Daniel B. Zwirn
Name: Daniel B. Zwirn                        -----------------------------
Title: Managing Member                       Name: Daniel B. Zwirn
                                             Title: Managing Member

D.B. ZWIRN SPECIAL OPPORTUNITIES         DBZ GP, LLC
FUND, LTD.                               By: Zwirn Holdings, LLC,
By: D.B. Zwirn & Co., L.P.                   its Managing Member
By: DBZ GP, LLC,
    its General Partner                  By: /s/ Daniel B. Zwirn
By: Zwirn Holdings, LLC,                     -----------------------------
    its Managing Member                      Name: Daniel B. Zwirn
                                             Title: Managing Member

By: /s/ Daniel B. Zwirn
    -----------------------------
Name: Daniel B. Zwirn
Title: Managing Member


ZWIRN HOLDINGS, LLC
                                             /s/ Daniel B. Zwirn
By: /s/ Daniel B. Zwirn                      -----------------------------
    -----------------------------            DANIEL B. ZWIRN
Name: Daniel B. Zwirn
Title: Managing Member

                                    EXHIBIT I

                             JOINT FILING AGREEMENT

 This will confirm the agreement by and among the undersigned that the Schedule 13G filed with the Securities and Exchange Commission on or about the date hereof with respect to the beneficial ownership by the undersigned of the Class B Preferred Shares of Nortel Inversora SA is being filed, and all amendments thereto will be filed, on behalf of each of the persons and entities named below in accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated: April 4, 2005

D.B. ZWIRN & CO., L.P.                   HCM/Z Special Opportunities LLC
By: DBZ GP, LLC,                         By: D.B.Zwirn & Co., L.P.
    its General Partner                  By: DBZ GP, LLC,
By: Zwirn Holdings, LLC,                     its General Partner
    its Managing Member                  By: Zwirn Holdings, LLC,
                                             its Managing Member
By: /s/ Daniel B. Zwirn
    -----------------------------        By: /s/ Daniel B. Zwirn
Name: Daniel B. Zwirn                        -----------------------------
Title: Managing Member                       Name: Daniel B. Zwirn
                                             Title: Managing Member

D.B. ZWIRN SPECIAL OPPORTUNITIES         DBZ GP, LLC
FUND, LTD.                               By: Zwirn Holdings, LLC,
By: D.B. Zwirn & Co., L.P.                   its Managing Member
By: DBZ GP, LLC,
    its General Partner                  By: /s/ Daniel B. Zwirn
By: Zwirn Holdings, LLC,                     -----------------------------
    its Managing Member                      Name: Daniel B. Zwirn
                                             Title: Managing Member

By: /s/ Daniel B. Zwirn
    -----------------------------
Name: Daniel B. Zwirn
Title: Managing Member

ZWIRN HOLDINGS, LLC
                                        By: /s/ Daniel B. Zwirn
By: /s/ Daniel B. Zwirn                     -----------------------------
    -----------------------------           DANIEL B. ZWIRN
Name: Daniel B. Zwirn
Title: Managing Member